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INSPERITY, INC.

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News Release

Investor Relations Contact:

Douglas S. Sharp

Senior Vice President of Finance,

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jason.cutbirth@insperity.com

Insperity Responds to Stadium Capital’s Open Letter and Stockholder Proposals

After Stadium Capital’s Rejection of a Reasonable Resolution, Board Reaffirms Commitment to Its Strategic Plan and Doing What Is Best for All Stockholders

Company Corrects Numerous Factual Inaccuracies and Mischaracterizations in Stadium Capital’s Letter and Press Release

HOUSTON – April 22, 2014 – The Board of Directors of Insperity, Inc. (NYSE: NSP), a leading provider of human resources and business performance solutions for America’s best businesses, announced that it has issued a letter in response to Stadium Capital Management’s open letter to Insperity stockholders dated today, April 22, 2014. The Board’s response noted, among other things, that:

Correcting the Facts

•	Stadium Capital’s letter and press release are full of inaccuracies and mischaracterizations as detailed in the Board’s response, including:

¡	Insperity’s reported adjusted EBITDA actually increased 12% from 2011 to 2013 (not a decrease of 6% as reported by Stadium Capital), which is in line with the public competitors cited in Stadium Capital’s letter, and represents a 67% increase since 2009.

¡	Executive compensation is directly impacted by our performance, as reflected in the CEO’s 2013 compensation decline of 12%; and was most recently supported by the leading proxy advisor firms and 92% of the stockholders.

¡	The CEO’s total compensation, including commuting and other perquisites, is reasonable. In fact, the proxy report of ISS issued in 2013 placed him near the bottom quarter of peers.

¡	Stadium Capital overstated the total executive compensation for all named executive officers over the past five years by 14%.

¡	In the letter, Stadium Capital failed to properly consider Insperity’s multi-year strategic plan.

¡	Numerous corporate governance initiatives were implemented over the past two years.

Stadium Capital Rejected a Reasonable Proposal by Insperity

•	Despite being a stockholder since 2004 (and a major stockholder since 2008) and a long history of open dialogue, Stadium Capital first raised these concerns in the past few weeks.

•	During recent discussions, Stadium Capital focused upon the number of seats that it could obtain on the Board and not on the other issues that were raised in its letter.

•	Despite making allegations of governance failures at Insperity, Stadium Capital demanded to circumvent important corporate governance policies and procedures designed to protect the interest of all stockholders.

•	Stadium Capital rejected the Board’s offer to add a Stadium Capital employee and another new independent director, potentially from another large stockholder, to the Board.

Best Path for Creating Value for All Stockholders

•	Insperity has made $69 million of stock repurchases and paid $103 million in dividends over the past five years.

•	Insperity is focused on and committed to executing its multi-year strategic plan.

•	The Board is committed to ensuring that the company is on a path that is in the best interests of all of the stockholders and does not become beholden to the individual interest of any one stockholder.

The Board also expressed its disappointment that, after spending significant time and effort considering Stadium Capital’s requests and speaking nearly daily to its representatives during the past several weeks, Stadium Capital has chosen this route. The Board prides itself on its accessibility and responsiveness to all stockholder concerns, and reaffirmed its commitment to serving the interests of all stockholders and executing on its strategic plan going forward.

Insperity, Inc.

The full text of the letter follows:

April 22, 2014

The Investment Committee of Stadium Capital Management GP, LP

199 Elm Street

New Canaan, CT 06840

Gentlemen:

We have read your letter to our fellow stockholders dated April 22, 2014, and your similar letter to the Board of Directors dated March 24, 2014. As we discuss in detail below, your letters and press release today contain many errors and mischaracterizations. Before we address those matters specifically, we note that Insperity’s management team and Board pride themselves on their accessibility and responsiveness to all stockholders, particularly for discussions around our strategic plans and commitment to generating long-term value. Indeed, for many years we have routinely met with Stadium Capital representatives several times each year to discuss the company’s business and strategic plans, for which you expressed support during our February 18th meeting. Since receiving your March 24th letter, we have been in almost daily contact with you as part of that commitment. So, it is particularly frustrating that you have now decided to pursue this disruptive course despite not raising any of these concerns until very recently. But because you elected to abandon a constructive process and rejected our offer to join the Board, we must set the facts straight.

A Reasonable Resolution Rejected by Stadium Capital

Since first learning of your concerns and demands last month, we have worked extensively with you to reach a satisfactory resolution. At your request, we focused on your primary concern, which was your demand that the company appoint, on an arbitrary and unreasonable timeline, Stadium Capital designees to the Board. While we repeatedly expressed disagreement with many of your statements about the company and the manner in which it is managed, you chose not to engage in a dialogue about those alleged issues, and informed us that, by joining the Board, you would be able to direct your other concerns to the rest of the Board.

As you are well aware, last week, after full deliberation by the Board, we proposed that one representative of Stadium Capital be appointed to the Board, and that the Board was amenable to adding an additional independent director, including potentially from another major stockholder. The Board believed that this course of action would have been beneficial to all stockholders and reflective of Stadium Capital’s status as a major, long-standing stockholder. We reached this decision after having spent significant time and effort reviewing your request for Board representation and considering many factors, including Stadium Capital’s ownership stake, the background information you provided, the professional experience of John Welborn and Dominic DeMarco (the Stadium Capital employees that you proposed as Board designees), and the interviews that the Nominating and Corporate Governance Committee conducted of each of your proposed designees.

Based on these factors, there was substantial discussion about the anticipated contributions, areas of expertise and perspectives that the proposed Stadium Capital designees might bring to the board. The Board believes that a strong diversity in background, experience and perspective is a very key consideration in deciding to add new members. Although the Board determined that the perspective of a large stockholder such as Stadium Capital would be valuable, the Board’s view was that having more than one representative of Stadium Capital would not provide any additional diversity of views or perspectives beyond what a single Stadium Capital representative would bring. In accordance with this conclusion, we offered Stadium Capital one seat on the Board. This representative also would have served as a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

The Board also made clear to you that it is amenable to adding an additional new independent voice to the Board, including potentially from another large stockholder. As a member of the Nominating and Corporate Governance Committee, a Stadium Capital representative would have had substantial influence over this process of adding an additional independent director. We believe this offer was fair, reasonable and in-line with Stadium Capital’s ownership in the company.

Again, the Board’s decision and proposal to you was based on all information available to the Board and on what the Board believes is best for all company stockholders, not just one. Our proposal met that criteria, while your request for Stadium employees to receive multiple seats on the Board and be designated as Chairman of the Board, in our opinion, simply does not.

Long History of Constructive and Open Dialogue

Equally perplexing are your sudden stated concerns about the company’s performance and your call for it to explore strategic options, particularly given we have maintained an open, active and constructive dialogue with you for many years. Let us be very clear on the second point. The Board will always act to enhance long-term stockholder value. We regularly review strategic opportunities, and we are confident that the company currently has the right strategic plan and team in place to drive stockholder returns.

Since we first announced our current strategic plan in 2011, you have always expressed support for our plan in the numerous meetings we have had with you. Our recent discussion with you on February 18th, which followed the company’s most recent earnings announcement, was no different. During that discussion, you did not raise the alleged issues that you have now cited and did not express any desire for significant changes. In fact, you did not raise any concerns about our 2014 operating plan and specifically expressed support for our announced 2014 technology investments, with a full understanding of the expected impact of those investments on our results. So, we were quite surprised when you unexpectedly delivered a letter to us on March 24th in which you raised a list of criticisms for the very first time, many of which you chose to repeat in your latest letter. Further, just as you have now, your March 24th letter demanded a number of immediate changes, including multiple seats on the Board, despite having failed to follow the proper process for nominating directors set forth in the company’s bylaws and fully disclosed in the company’s annual proxy statement.

Consistent with our history of responsiveness and cooperation, Mr. Sarvadi and other members of the company’s executive leadership team and members of the Board have been in an almost constant dialogue with you since you delivered your March 24th letter. We met with and communicated with you and your representatives over 40 times during the past few weeks to address your demands and your request for Board representation. Throughout this dialogue, however, you never sought a meaningful discussion of your alleged concerns. Instead, you tried to impose arbitrary and unreasonable deadlines, including your demand that Insperity evaluate and appoint multiple Stadium Capital employees as directors in less than two weeks. Given Stadium Capital’s alleged concerns, we find it particularly ironic and offensive that Stadium Capital demanded that the Board, in your words, “hit the ‘easy button’” and simply appoint your employees to the Board without following important corporate governance policies and procedures designed to protect the interests of all stockholders.

The Right Strategy for Long-Term Value Creation

In addition to containing numerous inaccuracies and mischaracterizations, your analysis fails to properly consider our multi-year strategic plan introduced in 2011 that is designed to expand the businesses we serve and the solutions we offer. Our strategy is transforming Insperity’s business from offering a single comprehensive HR solution to smaller companies to one that now offers 10 strategic business solutions to a much broader array of prospects in different stages of their business cycles. It requires significant investments, the development of multiple new product offerings through a buy, build or partner strategy, and the re-training and expansion of the sales force. Already, these initiatives are beginning to show a positive impact on the company’s business, and we expect to achieve additional milestones in the months and years ahead. We firmly believe, as we have previously reiterated, this is the right path and strategy to deliver long-term value for our stockholders, and we are intensely focused on achieving those results.

As noted above, your letters and press release are rife with factual inaccuracies and mischaracterizations. To correct some of these mistakes, we note that:

•	Insperity’s reported adjusted EBITDA[1] actually increased 12% from 2011 to 2013, which is in line with the public competitors cited in your letters, and represents a 67% increase since 2009.

•	Your market value analysis focuses on a comparison of Total Enterprise Value / LTM EBITDA to create a negative view of our valuation while ignoring other important and relevant valuation methods, such as the company’s Price-to-Earnings (“P/E”) and Market Capitalization / LTM EBITDA (“MarketCap/EBITDA”) multiples, which are comparable to the company’s competitors. As of April 21, 2014, Insperity’s P/E multiple is 22x, which is above the S&P 500 of 18x and comparable to the public competitors cited in your letter today, which are trading at an average of 25x P/E multiple. In addition, Insperity’s Market Cap/EBITDA multiple is 9x as of April 7, 2014, which is comparable to the Market Cap/EBITDA multiple of a PEO competitor that recently completed its initial public offering.

•	Insperity has a demonstrated track record of returning capital to its stockholders, as evidenced by its $69 million of stock repurchases and $103 million in dividends over the past five years. The Board also regularly considers other ways to enhance stockholder value, such as the company’s $50 million tender offer for its own shares, for which Stadium Capital advocated, in December 2012.

•	Insperity is committed to strong corporate governance. For example, in the last two years alone, the Board has implemented stock ownership guidelines, created a lead independent director position, added a new independent director, implemented “double-trigger” vesting of stock awards following a change of control, prohibited hedging and new pledges of shares, adopted majority voting for election of directors and implemented a clawback policy.

•	You compared Insperity’s financial performance and valuation to a group of companies identified as peers solely for compensation purposes. The purpose of this compensation peer group, which was developed with the assistance of the Compensation Committee’s outside compensation consultant, is to compare the company’s pay practices to those companies with which it competes for talent and not as a financial performance measure. Further, even if applicable, a cursory review of the compensation peer group reveals that the inclusion of certain performance outliers, such as pure-play SaaS companies, significantly distort any such financial comparison.

•	Insperity’s compensation plans, which are designed with the assistance of outside consultants and consider market analysis, are reasonable and are aligned with the company’s performance, as evidenced by:

¡	The reduction in compensation that the company’s executives received in 2013. For example, the CEO’s compensation was reduced by 12% in 2013 as compared to 2012, returning his compensation to 2008 levels and underscoring the fact that the company’s executive compensation is tied to the speed at which the new business strategy is executed and positive results obtained.

¡	ISS’s report on the company’s executive compensation as set forth in the 2013 proxy statement found that our CEO’s total compensation, including perquisites such as commuting on corporate aircraft, placed him at approximately the 28th percentile of the ISS compensation peer group. Indeed, our Compensation Committee considers the CEO’s total compensation, including all perquisites, when determining compensation.

¡	In your press release, you overstated the total executive compensation for all named executive officers over the past five years by 14%.

•	Neither ISS nor Glass Lewis raised any significant executive compensation or stock pledging concerns in their 2013 reports, and both recommended a vote in favor of the company’s compensation, as did 92% of our stockholders who voted in last year’s election.

•	Your analysis of the use and cost of the company’s corporate aircraft is flawed in many respects. Contrary to your insinuations, the substantial majority of use of the aircraft is for business purposes and for chartering to third parties when not in use by the company. You substantially overstated the incremental costs of the aircraft by failing to consider the significant revenue received from third party charters, the reimbursement received from executives for their limited personal use and the costs that would be incurred for alternate commercial flights. In addition, Mr. Sarvadi’s use of the aircraft for commuting, which represents only a small fraction of the overall use of the aircraft, is generally from the Dallas area to corporate headquarters on a weekly basis, not “quasi-daily.” The value of this use is taken into account by the Compensation Committee in setting his overall compensation and it is included in total compensation as reported. The Board considers the company’s need for the aircraft in light of its overall business and the commitment to excellence in service and responsiveness to clients, employees, prospective clients, vendors and stockholders.

•	Your new criticisms about the CEO’s stock pledges are without foundation. These pledges pre-dated the company’s implementation of its stock pledging policy. Detailed information concerning the pledging has been fully disclosed in the company’s proxy statement, including the Board’s review and determination that the amount of shares pledged was insignificant. Further, as disclosed in the most recent proxy, the number of shares pledged by Mr. Sarvadi has decreased.

•	Our executive officers and directors collectively own more than 11% of our outstanding shares, an amount that exceeds the holdings of Stadium Capital and that firmly aligns our management’s interests with that of our stockholders. Notably, Mr. Sarvadi, who was a co-founder of the company, is the 3rd largest stockholder and Richard Rawson, who was a stockholder for many years prior to the company’s initial public offering, is the 11th largest stockholder.

Accordingly, we strongly encourage Stadium Capital and all of our stockholders to carefully evaluate each of the statements made by Stadium Capital in light of these factors and our other public disclosures.

A Commitment to Growth and Serving All Stockholders

The Board and management are concerned that the company’s largest stockholder has chosen to express a negative view of Insperity based on flawed analysis and Stadium Capital’s unwillingness to fully discuss these issues, preferring instead to issue immediate demands and arbitrary deadlines. Your perception of Insperity, our corporate governance and the integrity and independence of the Board as outlined in your letters does not line up with the reality of how Insperity is managed.

[1]	Insperity calculates Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, stock-based compensation and other special items.

Insperity, Inc.

Had you accepted our offer to join the Board, we believe that this would have enabled you to see first-hand that our directors are independent-minded, have extensive financial and operational knowledge and prudently represent the interests of all of the company’s stockholders. We also made clear to you that the Board is amenable to adding an additional new independent voice to the Board, including potentially from another large stockholder. However, consistent with the tactics you have recently employed, you decided to terminate our dialogue, reject our offer on the spot and make public statements rather than continuing discussions that would have resulted in Stadium Capital having representation on the Board.

The Board is interested in ensuring that the company is on a path that is in the best interests of all of the stockholders and does not become beholden to the individual interests of any one stockholder. In light of the obvious flaws in your letters and your decision to abruptly reject a reasonable offer to join the Board, coupled with the tactics you have employed while substantially increasing your stake in Insperity since our earnings announcement, we can only conclude that your real intentions are to maximize short-term returns for yourselves through a campaign of agitation, without regard to the long-term interests of the company and all other stockholders.

We remain focused on growing our business in 2014 and beyond as we capitalize on health care reform and the roles that our HR technology, our new service offerings and the recent increase in our sales force will play in meeting the needs of our clients and prospects across all of our segments. We are optimistic about our plan and will continue to focus on ways to deliver superior value to our clients and our stockholders.

Sincerely on Behalf of the Board of Directors,

/s/ Paul J. Sarvadi	/s/ Gregory E. Petsch

Paul J. Sarvadi	Gregory E. Petsch
Chairman of the Board and	Lead Independent Director
Chief Executive Officer

About Insperity

Insperity, a trusted advisor to America’s best businesses for more than 28 years, provides an array of human resources and business solutions designed to help improve business performance. Insperity® Business Performance Advisors offer the most comprehensive suite of products and services available in the marketplace. Insperity delivers administrative relief, better benefits, reduced liabilities and a systematic way to improve productivity through its premier Workforce Optimization® solution. Additional company offerings include Human Capital Management, Payroll Services, Time and Attendance, Performance Management, Organizational Planning, Recruiting Services, Employment Screening, Financial Services, Expense Management, Retirement Services and Insurance Services. Insperity business performance solutions support more than 100,000 businesses with over 2 million employees. With 2013 revenues of $2.3 billion, Insperity operates in 57 offices throughout the United States. For more information, visit http://www.insperity.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “opportunity,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions. Forward-looking statements involve a number of risks and uncertainties. In the normal course of business, Insperity, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, unit growth, profit per worksite employee, pricing, operating expenses or other aspects of operating results. We base the forward-looking statements on our expectations, estimates and projections at the time such statements are made. These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) adverse economic conditions; (ii) regulatory and tax developments and possible adverse application of various federal, state and local regulations; (iii) the ability to secure competitive replacement contracts for health insurance and workers’ compensation contracts at expiration of current contracts; (iv) increases in health insurance costs and workers’ compensation rates and underlying claims trends, health care reform, financial solvency of workers’ compensation carriers, other insurers or financial institutions, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims; (v) failure to manage growth of our operations and the effectiveness of our sales and marketing efforts; (vi) changes in the competitive environment in the PEO industry, including the entrance of new competitors and our ability to renew or replace client companies; (vii) our liability for worksite employee payroll, payroll taxes and benefits costs; (viii) our liability for disclosure of sensitive or private information; (ix) our ability to integrate or realize expected returns on our acquisitions; (x) failure of our information technology systems; and (xi) an adverse final judgment or settlement of claims against Insperity. These factors are discussed in further detail in Insperity’s filings with the U.S. Securities and Exchange Commission. Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.

Except to the extent otherwise required by federal securities law, we do not undertake any obligation to update our forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

Important Additional Information

Insperity, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from Insperity stockholders in connection with the matters to be considered at Insperity’s 2014 Annual Meeting. Insperity has filed a definitive proxy statement and proxy card with the U.S. Securities and Exchange Commission in connection with the 2014 Annual Meeting. INSPERITY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC. Stockholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by Insperity with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at http://www.insperity.com.

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